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                                                                   Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE

                          ARTICLES OF INCORPORATION OF
                             U.S. MEDICAL GROUP INC.

         The undersigned, being the President and Secretary of U.S. MEDICAL GROUP INC., does hereby certify:

         That the Board of Directors at a meeting convened, held on the 30th day of March, 1999, adopted a resolution to amend the Corporation's Articles of Incorporation as follows:

         1. Article FIRST of the Articles of Incorporation of U.S. MEDICAL GROUP INC. which sets forth the name of the Corporation is hereby amended to read in its entirety as follows:

         "FIRST. The name of the Corporation is U.S. MEDICAL GROUP, INC."

         2. Article FOURTH of the Articles of Incorporation of U.S. MEDICAL GROUP INC. which sets forth the number of shares of capital stock the Corporation has the authority to issue is hereby amended to read in its entirety as follows:

         "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Twenty Million (120,000,000) shares divided into two (2) classes of which One Hundred Million (100,000,000) shares, par value $.001 per share, shall be designated Common Stock, and Twenty Million (20,000,000) shares, par value $.001 per share, shall be designated Preferred Stock. The Board of Directors is expressly vested with authority to issue the Common Stock and the Preferred Stock from time to time."

         A. ALL CLASSES OF CAPITAL STOCK. The following provisions shall apply to all classes of the Corporation's capital stock:

         Section 1. ACQUISITION, REDEMPTION AND OTHER DISPOSITION. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Nevada (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire it's own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares;

         Section 2. REISSUANCE. Preferred Stock of any series that has been redeemed (whether through the operation of a retirement or sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with the provisions of Article FOURTH, Subsection C, of these Articles of Incorporation; and


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         Section 3. DISPOSITION, ISSUANCE AND SALE. The Board of Directors of
the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Nevada and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors shall determine, without the authorization or approval by any stockholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation at any class or kind to acquire such shares by reason of their ownership of such other shares.


         B. COMMON STOCK. The following provisions shall apply to the Common
Stock:

         Section 1. VOTING RIGHTS. Except as otherwise provided by the General Corporation Law of Nevada and subject to such stockholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock shall have unlimited voting rights and each outstanding share of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all stockholders' meetings on all matters submitted to a vote of the stockholders of the Corporation.

         Section 2. DIVIDENDS AND DISTRIBUTIONS. Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality or treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common Stock at the discretion of the Board of Directors; and

         Section 3. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of any outstanding series of Preferred Stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its stockholders.

         C. PREFERRED STOCK. The following provisions shall apply to the Preferred Stock:

         1. ISSUANCE. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock. Before any shares of such series are issued, the Board of Directors shall fix and hereby is expressly empowered to fix, by adopting and filing in accordance with the General Corporation Law of Nevada, a Certificate of Designation, after adopting a resolution or resolutions providing for the issue of such Preferred Stock, and in such resolution or resolutions providing for the issue of shares of each such class and of each particular series of any such class. The Board of Directors is also expressly versed with authority to fix the number of shares constituting any such series of any such class and to fix the terms of such Preferred Stock or series of Preferred Stock, including the following:

         (i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

         (ii) whether the shares of such series shall have voting rights, and, if so, the terms of such voting rights, which may be general or limited, may include multiple votes per share and may include the right, under specified circumstances, to elect additional directors;

         (iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dated upon which such dividends shall be payable, the preference


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or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other series of Preferred Stock;

         (iv) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

         (v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

         (vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

         (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares or stock of any other class or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

         (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

         (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock including additional shares of such series or of any other series of Preferred Stock or any other class of stock; and

         (x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

         Except to the extent otherwise expressly provided in these Articles of Incorporation or required law(i) no share of Preferred Stock shall have any voting rights other than those which shall be fixed by the Board of Directors pursuant to this Article FOURTH and (ii) no share of Common Stock shall have any voting rights with respect to any amendment to the terms of any series of Preferred Stock, provided however, that in the case of this clause(ii) the terms of such series of Preferred Stock, as so amended, could have been established without any vote of any shares of Common Stock.

         3. Effective immediately upon the filing of this Amendment to the Corporation's Articles of Incorporation, the Corporation shall effect 2.35:1 reverse stock split of all issued and outstanding shares of the Corporation's $.001 par value Common Stock such that the 5,875,373 shares of Common Stock currently issued and outstanding shall be reduced automatically to 2,500,000 shares of Common Stock, provided that any and all fractions of shares resulting from such Reverse Stock Split shall be rounded up to whole shares so that no fractional shares shall be issued and outstanding.

         The number of shares of the Corporation outstanding and entitled to vote on this Certificate of Amendment to the Articles of Incorporation is 5,875,373, and the said changes and Certificate of Amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment this 30th day of March, 1999 and affirms that this Certificate of Amendment is the act and deed of the Corporation and the statements made herein are true under the penalties of perjury.

                                   /s/ Mike M. Mustafoglu
                                  ------------------------
                                  Mike M. Mustafoglu,
                                  President and Secretary


STATE OF CALIFORNIA          )
                             ) ss:
COUNTY OF LOS ANGELES        )


         On March 30, 1999 personally appeared before me, a Notary Public, Mike
M. Mustafoglu, who acknowledged that he executed the above instrument.


                                  ----------------------
                                  Signature of Notary


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CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of              CALIFORNIA
         ---------------------------------------------

County of             LOS ANGELES
         ---------------------------------------------

On   3/30/99   before me,   Nancy Pau, Notary
  ----------------------------------------------------
          Name, Title of Officer, Notary public

personally appeared        Mike M. Mustafoglu
                   -----------------------------------
                           Mike M. Mustafoglu

/  / personally known to me - OR - /X/ proved to me on the basis of satisfactory
[STAMP-ILLEGIBLE]                 evidence to be the person whose name is
                                  subscribed to the within instrument and
                                  acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


                                  WITNESS my hand and official seal.



                                          /s/ Nancy Pau
                                  -----------------------------------
                                        SIGNATURE OF NOTARY



-----------------------------------OPTIONAL-------------------------------------

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent [illegible] of this form.

CAPACITY CLAIMED BY SIGNER        DESCRIPTION OF ATTACHED DOCUMENT
/X/ INDIVIDUAL                         Certif. of Amendment of the
/ / CORPORATE OFFICER           Articles of Incorp. of U.S. Medical Group, Inc.



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            TITLE(S)                     TITLE OR TYPE OF DOCUMENT

/ / PARTNERS(S)       / / LIMITED                6 PGS.
                      / / GENERAL            ---------------
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/ / ATTORNEY-IN-FACT                             3/30/99
/ / TRUSTEE(S)                               ----------------
/ / GUARDIAN/CONSERVATOR                     DATE OF DOCUMENT
/ / OTHER:
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SIGNER IS REPRESENTING:
NAME OF RESEARCHER OR ENTITY(IES)



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                                  SIGNER(S) OTHER THAN NAMED ABOVE